                                                                    EXHIBIT 99
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

FOR FURTHER INFORMATION CONTACT:

      Scott Hibbs (503) 731-2123


FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS.. February 12, 1996


       PACIFICORP REPORTS 1995 EARNINGS; PLANS COMMON SHARE OFFERING
       _____________________________________________________________


     PacifiCorp (NYSE: PPW) today reported 1995 earnings on common stock of $466 million or $1.64 per share, compared to $428 million, or $1.51 per share, reported in 1994. Included in 1995 results is an after-tax gain of $37 million, or $0.13 per share, relating to the completion of the sale of the Alaska long-distance operations of the company's telecommunications subsidiary, Pacific Telecom, Inc. (PTI).

     Fourth quarter 1995 earnings on common stock were $119 million, or $0.42 per share, compared to $116 million, or $0.41 per share, reported for the same quarter a year ago.

     Fred Buckman, President and Chief Executive Officer, said, "Despite unfavorable market conditions for the company's wholesale and retail industrial business during most of 1995, the company was able to achieve earnings in line with 1994 results, excluding the gain on the sale of PTI's Alaskan long-distance telephone operations. The decline in average wholesale spot-market prices of over 40 percent from 1994 levels, along with cool wet weather for irrigation customers and a decline in oil and gas customer demand, hampered 1995 results. However, the company was able to offset these declines with lower fuel costs by taking advantage of the abundance of low-cost wholesale power in the western market, and income from new long-term wholesale customer contracts."

     "We are pleased with the continued growth in both electric and telephone customers. The average number of retail electric customers grew by 1.5 percent in 1995, while telephone customer access lines grew by 5 percent, without the effect of acquisitions. We are also now serving 540,000 new customers as a result of our late-1995 acquisition of Powercor Australia Limited, an electric distribution company located in the Australian State of Victoria," Buckman said.

     In January 1996, the company announced it had signed a letter of intent for an indirect PacifiCorp subsidiary to operate the power plants of the Big Rivers Electric Corporation and to market the surplus output from the 1740 megawatt system located in western Kentucky. "The potential partnership with Big Rivers would represent a significant step in our national power marketing strategy by giving us a base from which to operate in the East," Buckman said. "Managing 1740 megawatts of generation in western Kentucky would allow us to lever our talents and experience in plant operations, fuel management and energy marketing in a new market for the benefit of PacifiCorp shareholders and Big Rivers customers."

                       COMMON SHARE OFFERING PLANNED
                       _____________________________

     The company plans to issue and sell 8 million shares of its common stock. The offering, which will be made only by means of a prospectus, is expected to commence in the next few weeks.

     PacifiCorp stated that the proposed offering is consistent with one of the company's key financial objectives, which is to maintain a balanced capital structure appropriate for an A rated utility in an increasingly competitive market.

     Copies of the prospectus, when available, may be obtained from the offices of the Company in Portland, Oregon.

                     FULL YEAR 1995 EARNINGS ANALYSIS

ELECTRIC OPERATIONS
___________________

REVENUES

     Total 1995 electric revenues declined $32 million, or 1 percent, from 1994, to $2.6 billion.

     Retail revenues were down $27 million, or 1 percent, as a result of a 1 percent decline in energy sales. Decreased irrigation sales due to cool, wet weather and a decline in sales to oil and gas customers associated with permanent well closures led to a $29 million decline in industrial revenues. Increased sales associated with a 1.6 percent increase in the average number of residential and commercial customers and increased usage by these customers were offset by the effect of mild weather conditions and the loss of sales associated with the company's Sandpoint, Idaho electric distribution facilities, which were sold in December 1994.

     Wholesale revenues declined $13 million to $520 million, a 2 percent decrease. Lower short-term and spot market sales prices and volumes reduced wholesale revenues by $30 million and $4 million, respectively. Partially offsetting these declines were new long-term firm sales of $22 million and increases in prices under the company's existing long-term wholesale contracts that added $7 million to revenues. Sales to new wholesale customers include traditional capacity and energy sales, as well as sales of ancillary services. The company's wholesale sales revenue mix for 1995 was 82 percent long-term firm sales and 18 percent short-term and spot market sales.

OPERATING EXPENSES

     Total operating expenses decreased $13 million, or 1 percent, to $1.8 billion.

     Fuel costs declined $50 million, or 10 percent, due almost entirely to reduced thermal generation of nearly 3.6 million mWh, or 7 percent. Thermal generation was reduced due to the availability of more cost effective resources, including the company's own hydroelectric generation and purchased power. PacifiCorp hydroelectric generation increased by 1.4 million mWh, or 43 percent, as compared to 1994.

     Depreciation and amortization increased $19 million, or 6 percent, to $320 million as the result of plant additions and increased computer software amortization. Other operating expenses increased $17 million, or 2 percent, from the prior year primarily due to additional pension expense of $24 million (which totaled $57 million for the year), partially offset by lower maintenance expense.

EARNINGS CONTRIBUTION

     Income from operations declined $18 million, or 2 percent, to $801 million. Earnings contribution declined $63 million, or 19 percent, to $276 million. Interest expense increased $48 million, from $264 million in 1994 to $312 million in 1995, due in large part to $28 million of interest associated with an IRS tax settlement for the years 1983 through 1988. Higher interest rates and debt balances in 1995 also contributed to the increase. Income taxes decreased $6 million due to lower pre-tax income, offset in part by an increase in the effective tax rate associated with the reversal of deductions flowed through to retail electric customers in prior years. Income taxes for the year also included $4 million of expense associated with the IRS tax settlement referred to above.

TELECOMMUNICATIONS
__________________

REVENUES

     Revenues declined $56 million, or 8 percent, to $649 million. The sale of PTI's Alaskan long-distance operations (Alascom) in August 1995, resulted in a revenue decrease of $150 million, including the $19 million effect of settlement revenues in 1994 relating to past cost study issues. Partially offsetting this decline was $63 million of revenue from the local exchange operations purchased from US WEST during 1995. Increased revenues from PTI's existing local exchange operations and cellular operations also helped offset the loss of Alascom revenues.

Exclusive of acquisitions, PTI's local exchange access lines grew
5 percent over 1994.

OPERATING EXPENSES

     Operating expenses declined $57 million, or 11 percent, to $483 million. The sale of Alascom reduced operating expenses by $107 million. Operating expenses of $38 million from the new local exchange operations purchased during 1995 partially offset the decline.

EARNINGS CONTRIBUTION

     Earnings contribution increased $33 million, or 46 percent, to $103 million in 1995. The 1995 earnings contribution includes the gain on the sale of Alascom of $37 million. The 1994 earnings contribution included the gain associated with the settlement of past cost study issues of $8 million.

OTHER
_____

     Earnings contribution from other businesses increased $69 million. Contributing to the increase was a $32 million tax adjustment associated with an IRS settlement for the years 1983 through 1988 referred to above. The earnings contribution from the company's financial services subsidiary increased $27 million. The financial services subsidiary's results in 1994 included valuation and impairment charges of $19 million after-tax.

                   FOURTH QUARTER 1995 EARNINGS ANALYSIS
                   _____________________________________

ELECTRIC OPERATIONS
___________________

REVENUES

     Fourth quarter revenues increased $5 million, or 1 percent, from the comparable quarter of 1994, to $707 million.

     Retail revenues declined $11 million, or 2 percent, to $531 million. Residential revenues were down $7 million, or 3 percent, to $206 million, due to average temperatures that were 4 degrees warmer than the fourth quarter of 1994, offset in part by a 1.5 percent increase in the average number of customers. Industrial revenues declined $4 million, or 2 percent, to $169 million, due in large part to permanent oil and gas well closures in Wyoming.

     Wholesale revenues increased $9 million, or 7 percent, to $150 million. New long-term firm sales added $11 million to wholesale revenues, while increased spot market and short-term firm sales and increased prices under existing long-term firm contracts added $7 million and $ l million, respectively. These increases were offset in part by the $10 million effect of reduced spot market and short-term firm prices.

OPERATING EXPENSES

     Total operating expenses increased $26 million, or 6 percent, to $490 million in the quarter. Fuel expense declined $11 million, or 8 percent, to $120 million. Reduced generation of 935,000 mWh, or 7 percent, primarily resulting from the availability of inexpensive purchased power and hydroelectric generation, accounted for $14 million in reduced expense. PacifiCorp hydroelectric generation increased during the fourth quarter by 413,000 mWh, or 47 percent. Purchased power expense for the fourth quarter of 1995 was up $12 million, or 14 percent, to $97 million from 1994. Power purchases were up 1.5 million mWh, or 68 percent, while average prices for power purchases declined $13.41 per mWh, or 34 percent.

     Other electric operating expenses increased $21 million, or 12 percent, to $192 million. Additional pension expense of $18 million and accruals for the December 1995, windstorm damage of $4 million contributed to the increase.

EARNINGS CONTRIBUTION

     Earnings contribution at Electric Operations decreased $22 million, or 20 percent, to $85 million. Income from operations decreased $20 million, or 9 percent, to $217 million. The fourth quarter 1994 earnings contribution was benefited by a gain on the sale of the company's Sandpoint, Idaho electric distribution facilities of $6 million pre-tax. Interest expense was up $10 million, or 15 percent, to $74 million primarily as the result of interest on the newly issued subordinated debt, $56 million of which was issued in exchange for approximately 2.2 million shares of the company's $1.98 Series 1992 preferred stock, and a coal royalty assessment settlement reversal in the fourth quarter of 1994. Income tax expense declined $13 million, or 19 percent, to $56 million primarily as the result of decreased pre-tax income.

TELECOMMUNICATIONS
__________________

REVENUES

     Telecommunications revenues declined $43 million, or 25 percent, from the fourth quarter of 1994, to $131 million. The sale of Alascom in August 1995, resulted in a revenue decrease of $82 million. Partially offsetting this decline was $27 million of revenues from local exchange operations purchased from US WEST during 1995. Increased revenues from PTI's cellular operations and existing local exchange operations totaling $10 million also helped offset the loss of Alascom revenues.

EXPENSES

     Telecommunications operating expenses declined $43 million, or 32 percent, to $91 million in the fourth quarter of 1995. The sale of Alascom reduced operating expenses by $65 million. Operating expenses of $16 million from the new local exchange operations partially offset the decline.

EARNINGS CONTRIBUTION

     Earnings contribution increased $2 million, or 13 percent, to $18 million primarily due to PacifiCorp's increased ownership. In

September 1995, PacifiCorp purchased the outstanding minority shares of PTI.

     In December 1995, PTI announced the pending acquisition of Minnesota local exchange properties from US WEST. The acquisition, which is expected to be completed in late-1996, would add 26,600 access lines. At year-end 1995, PTI had 530,400 access lines.

OTHER
_____

     Earnings contribution from other businesses increased $22 million. Contribution from the company's financial services business increased $7 million, including $3 million as a result of gains on asset sales. In the fourth quarter of 1994, the company made a $10 million donation to its charitable foundation.

                                       PacifiCorp
                            and its Consolidated Subsidiaries
                               Summary Financial Information
                           (In Thousands, Except Per Share Amounts)
                                      (Unaudited)
                                     12 Months Ended December 31    $       %
                                         1995           1994      Change  Change
--------------------------------------------------------------------------------
REVENUES
  Electric                           $  2,616,100 $ 2,647,800 $   (31,700)   (1)
  Telecommunications                      648,600     705,000     (56,400)   (8)
  Other (1)                               136,200     153,700     (17,500)  (11)
                                    --------------------------------------------
          TOTAL                         3,400,900   3,506,500    (105,600)   (3)
                                    --------------------------------------------
EXPENSES
  Electric
    Fuel                                  446,600     496,400     (49,800)  (10)
    Purchased power                       311,300     310,400         900     -
    Depreciation and amortization         320,400     301,600      18,800     6
    Other                                 736,900     720,100      16,800     2
                                    --------------------------------------------
          TOTAL                         1,815,200   1,828,500     (13,300)   (1)
  Telecommunications                      483,300     540,300     (57,000)  (11)
  Other (1)(2)                             54,600     115,400     (60,800)  (53)
                                    --------------------------------------------
          TOTAL                         2,353,100   2,484,200    (131,100)   (5)
                                    --------------------------------------------
INCOME FROM OPERATIONS
  Electric                                800,900     819,300     (18,400)   (2)
  Telecommunications                      165,300     164,700         600     -
  Other (1)(2)                             81,600      38,300      43,300   113
                                    --------------------------------------------
          TOTAL                         1,047,800   1,022,300      25,500     2
Interest expense (2)                      378,700     334,500      44,200    13
Minority interest and other               (74,700)    (30,000)    (44,700) (149)
                                    --------------------------------------------
Income before income taxes                743,800     717,800      26,000     4
Income taxes                              238,800     249,800     (11,000)   (4)
                                    --------------------------------------------
NET INCOME                           $    505,000 $   468,000 $    37,000     8

Preferred dividend requirement             38,700      39,700      (1,000)   (3)
                                    --------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (3)
  Electric                           $    276,400 $   339,800 $   (63,400)  (19)
  Telecommunications                      103,000      70,500      32,500    46
  Other (1)                                86,900      18,000      68,900     *
                                    --------------------------------------------
          TOTAL                      $    466,300 $   428,300 $    38,000     9
                                    ============================================

Average common shares outstanding         284,272     282,912       1,360     -

EARNINGS PER COMMON SHARE
  Electric                           $       0.97 $      1.20 $     (0.23)  (19)
  Telecommunications                         0.36        0.25        0.11    44
  Other (1)                                  0.31        0.06        0.25     *
                                    --------------------------------------------
          TOTAL                      $       1.64 $      1.51 $      0.13     9
                                    ============================================

Dividends paid per common share      $       1.08 $      1.08 $         -     -
                                    ============================================

* Not a meaningful number.

                        (See accompanying notes on page 15)

                                     -more-

                                       PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                      (Unaudited)
                                     12 Months Ended December 31    $        %
                                          1995         1994       Change   Change
---------------------------------------------------------------------------------
ELECTRIC REVENUES (In thousands)
  Residential                        $    721,900 $   724,900 $    (3,000)    -
  Commercial                              575,900     570,400       5,500     1
  Industrial                              697,600     726,300     (28,700)   (4)
  Other                                    29,700      30,700      (1,000)   (3)
                                    --------------------------------------------
          Retail Sales                  2,025,100   2,052,300     (27,200)   (1)
   Wholesale sales                        520,000     532,700     (12,700)   (2)
   Other                                   71,000      62,800       8,200    13
                                    --------------------------------------------
          TOTAL                      $  2,616,100 $ 2,647,800 $   (31,700)   (1)
                                    ============================================
ENERGY SALES (Millions of kWh)
  Residential                              12,030      12,127         (97)   (1)
  Commercial                               10,797      10,645         152     1
  Industrial                               19,748      20,306        (558)   (3)
   Other                                      592         623         (31)   (5)
                                    --------------------------------------------
          Retail Sales                     43,167      43,701        (534)   (1)
   Wholesale sales                         16,376      15,625         751     5
                                    --------------------------------------------
          TOTAL                            59,543      59,326         217     -
                                    ============================================

                                         December    December       $        %
                                           1995        1994       Change   Change
                                    --------------------------------------------
CONSOLIDATED CAPITALIZATION
  Common equity                      $  3,633,000 $ 3,460,000 $   173,000     5
  Preferred stock                         531,000     586,000     (55,000)   (9)
  Long-term debt and capital
     lease obligations                  4,968,000   3,768,000   1,200,000    32
  Short-term debt                       1,227,000     551,000     676,000   123
                                    --------------------------------------------
          TOTAL                      $ 10,359,000 $ 8,365,000 $ 1,994,000    24
                                    ============================================

                        (See accompanying notes on page 15)

                                     -more-

                                       PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                           (In Thousands, Except Per Share Amounts)
                                      (Unaudited)
                                     3 Months Ended December 31     $        %
                                           1995        1994       Change   Change
---------------------------------------------------------------------------------
REVENUES
  Electric                           $    706,600 $   701,200 $     5,400     1
  Telecommunications                      131,100     174,200     (43,100)  (25)
  Other (1)                                51,400      14,700      36,700     *
                                    --------------------------------------------
          TOTAL                           889,100     890,100      (1,000)    -
                                    --------------------------------------------
EXPENSES
  Electric
    Fuel                                  120,200     131,000     (10,800)   (8)
    Purchased power                        96,600      84,700      11,900    14
    Depreciation and amortization          80,900      77,000       3,900     5
    Other                                 192,100     171,500      20,600    12
                                    --------------------------------------------
          TOTAL                           489,800     464,200      25,600     6
  Telecommunications                       90,600     133,900     (43,300)  (32)
  Other (1)(2)                             27,300      11,300      16,000   142
                                    --------------------------------------------
          TOTAL                           607,700     609,400      (1,700)    -
                                    --------------------------------------------
INCOME FROM OPERATIONS
  Electric                                216,800     237,000     (20,200)   (9)
  Telecommunications                       40,500      40,300         200     -
  Other (1)(2)                             24,100       3,400      20,700     *
                                    --------------------------------------------
          TOTAL                           281,400     280,700         700     -
Interest expense (2)                       96,500      84,200      12,300    15
Minority interest and other                (6,500)      3,700     (10,200)    *
                                    --------------------------------------------
Income before income taxes                191,400     192,800      (1,400)   (1)
Income taxes                               63,700      66,400      (2,700)   (4)
                                    --------------------------------------------
NET INCOME                           $    127,700 $   126,400 $     1,300     1

Preferred dividend requirement              8,300      10,000      (1,700)  (17)
                                    --------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (3)
  Electric                           $     85,100 $   106,600 $   (21,500)  (20)
  Telecommunications                       18,000      15,900       2,100    13
  Other (1)                                16,300      (6,100)     22,400     *
                                    --------------------------------------------
          TOTAL                      $    119,400 $   116,400 $     3,000     3
                                    ============================================

Average common shares outstanding         284,277     284,215          62     -

EARNINGS PER COMMON SHARE
  Electric                           $       0.30 $      0.37 $     (0.07)  (19)
  Telecommunications                         0.06        0.06           -     -
  Other (1)                                  0.06       (0.02)       0.08     *
                                    --------------------------------------------
          TOTAL                      $       0.42 $      0.41 $      0.01     2
                                    ============================================

Dividends paid per common share      $       0.27 $      0.27 $         -     -
                                    ============================================

*  Not a meaningful number


                        (See accompanying notes on page 15)

                                     -more-

                                       PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                      (Unaudited)
                                     3 Months Ended December 31     $        %
                                           1995        1994       Change   Change
---------------------------------------------------------------------------------
ELECTRIC REVENUES (In thousands)
  Residential                        $    205,800 $   213,100 $    (7,300)   (3)
  Commercial                              148,700     148,800        (100)    -
  Industrial                              169,100     172,600      (3,500)   (2)
  Other                                     7,200       7,600        (400)   (5)
                                    --------------------------------------------
          Retail Sales                    530,800     542,100     (11,300)   (2)
   Wholesale sales                        149,800     140,400       9,400     7
   Other                                   26,000      18,700       7,300    39
                                    --------------------------------------------
          TOTAL                      $    706,600 $   701,200 $     5,400     1
                                    ============================================

ENERGY SALES (Millions of kWh)
  Residential                               3,368       3,547        (179)   (5)
  Commercial                                2,779       2,752          27     1
  Industrial                                4,746       4,731          15     -
   Other                                      145         153          (8)   (5)
                                    --------------------------------------------
          Retail Sales                     11,038      11,183        (145)   (1)
   Wholesale sales                          5,504       4,311       1,193    28
                                    --------------------------------------------
          TOTAL                            16,542      15,494       1,048     7
                                    ============================================


(1) Other includes the operations of PacifiCorp Financial Services, Inc. and Pacific Generation Company, as well as the activities of PacifiCorp Holdings, Inc. and beginning in December 1995, Powercor Australia, Ltd. an Australian electricity distributor.

(2) Certain amounts from the prior year have been reclassified to conform with the 1995 method of presentation. Finance interest of $12.2 million and $35.7 million in the three and twelve month periods ended December 31, 1994, respectively, was reclassified from operating expenses to interest expense. Reclassifications had no effect on previously reported consolidated net income.

(3)   Earnings contribution on common stock by segment:
      (a) Does not reflect elimination for interest on intercompany borrowing arrangements.
      (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other.
      (c) Amounts are net of preferred dividend requirements and minority interest.
                                     ###